Exhibit 10.17

CONFIDENTIAL

CONFIDENTIALTREATMENT REQUESTED

CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN

SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

Manufacturing Services Letter Agreement

CUSTOMER NAME:	Arastra
ADDRESS:	275 Middlefield Rd
Menlo Park, CA 94025

Re: Jabil Circuit, Inc. Manufacturing Services

Dear [ Mr. Kenneth Duda ]:

This letter (“Letter Agreement”), dated as of             2/05/07            (“Effective Date”), sets forth the terms under which Jabil Circuit, Inc. (“Jabil”) will provide to             Arastra            (“Company”) those manufacturing services specifically identified in Schedule 1 hereto (“Manufacturing Services”). Company and Jabil are referred to herein as “Party” or “Parties”. Jabil and Company have agreed that the terms and conditions set forth in this Letter Agreement shall control and govern our Manufacturing Services relationship prior to the execution of a more detailed and definitive Manufacturing Services Agreement, and that any prior agreements executed, discussions had or negotiations engaged in, between the Parties before the Effective Date shall have no force or effect with regard to the Manufacturing Services except that Company shall remain [            ] to pay Jabil the price of all work performed by Jabil thereunder. Pre-printed language on each Party’s forms, including purchase orders, shall not constitute part of this Letter Agreement and shall be deemed unenforceable. Notwithstanding the foregoing, the terms and conditions of any Design Services Letter Agreement or Design Services Agreement executed by the Parties shall control and govern the design services relationship of the Parties unless the Parties specifically intend to supersede the same and so indicate in writing.

1.	Manufacturing Services. Jabil will use commercially reasonable efforts to perform the Manufacturing Services substantially in conformity with the Statement of Work (“SOW”) set forth in Schedule 1 hereto, as amended or modified in writing from time to time by mutual agreement between the Parties.

2.	Payment and Acceptance. Company shall pay Jabil all amounts when due, including all Non-Recurring Engineering Costs (“NRE Costs”), that Jabil may incur in the performance of the Manufacturing Services. Company shall pay Jabil all invoiced amounts within [***] from the date of Jabil’s invoice therefor. Payment to Jabil shall be in U.S. dollars and in immediately available funds. In the event any amounts are invoiced or paid in a different currency, the process in Schedule 3 “Currency Policy” will apply. In the event of cancellation, expiration or termination of this Letter Agreement for any reason, Company shall remain liable for all fees, costs of material and expenses incurred by Jabil as set forth herein up to and including the date of such cancellation, expiration or termination.

Company will be deemed to have accepted any Product (as defined in Section 4 below) prepared as part of the Manufacturing Services unless, within ten (10) days following Jabil’s delivery of such Product, Company provides a detailed written notice, as referenced in Section 15 herein, setting forth the manner in which such Product materially fails to comply with the SOW.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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3.	Build Schedule Forecasts. Within ten (10) business days following the execution of this Letter Agreement, Company shall provide Jabil with a monthly forecast, in writing, of quantity requirements of each Product (as defined in Section 4 below) that Company anticipates requiring during the next twelve (12) month period (“Build Schedule Forecast”). The Build Schedule Forecast shall be updated by Company, in writing, on at least a monthly basis. Any rescheduling or cancellation of the orders set forth in a Build Schedule Forecast shall be subject to the terms set forth in Schedule 2 hereto, Rescheduled Delivery, Cancellation of Orders and Letter Agreement Expiration and Termination Charges.

4.	Product Manufacture. Jabil will manufacture the Products as more particularly described in Schedule 1 hereto including any updates, renewals, modifications or amendments thereto (the “Product”) in accordance with the specifications set forth in Schedule 1 and otherwise supplied and/or approved by Company (“Specifications”) and any build schedule approved by Jabil (“Build Schedule”). Jabil will reply to each proposed Build Schedule that is submitted in accordance with the terms of this Letter Agreement by notifying Company of its acceptance or rejection within _five (_5_) business days of receipt of any proposed Build Schedule. In the event of Jabil’s rejection of a proposed Build Schedule, Jabil’s notice of rejection will specify the basis for such rejection. Jabil will test all Product according to the testing specifications, standards, procedures and parameters set forth in Schedule 1 and otherwise supplied and/or approved by Company (“Test Procedures”) and will package and ship the Product in accordance with packaging and shipping specifications set forth in Schedule 1 and otherwise supplied and/or approved by Company (“Packaging and Shipping Specifications”). Company shall be solely responsible for the sufficiency and adequacy of the Specifications, Packaging and Shipping Specifications and Test Procedures and shall hold Jabil harmless for any claim arising therefrom.

5.	Materials Procurement. Jabil will use commercially reasonable efforts to procure components, per Company’s approved vendor list, necessary to fulfill mutually agreed upon Build Schedules. Company shall be responsible for the performance of suppliers and quality of the components, including but not limited to, compliance with Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the restriction of the use of certain hazardous substances in electrical and electronic equipment, as amended from time to time (“RoHS”), Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on waste electrical and electronic equipment, as amended from time to time (“WEEE”), European Union Member State implementations thereof, as amended from time to time, and/or other similar environmental and/or materials declaration laws, directives, regulations and requirements as amended from time to time, including international laws and treaties regarding such subject matter (collectively, “Materials Declaration Requirements”). Where Company notifies Jabil in writing that the Product is subject to Materials Declaration Requirements, Jabil will use commercially reasonable efforts to assist Company in procuring parts, components and/or materials that are compliant with Materials Declaration Requirements, by collecting compliance certifications, using Jabil’s standard compliance certification form, which Company hereby approves, or such other form as Company provides Jabil, from vendors. Any information regarding Materials Declaration Requirements compliance of parts, components or materials used in the Products shall come solely from the relevant supplier and is not tested, confirmed or warranted by Jabil. Where it is alleged, conformed or a vendor indicates, that parts, components or materials are not compliant with Materials Declaration Requirements, Jabil shall assist Company in replacing such vendor on Company approved vendor list. Company ultimately and solely responsible for compliance with applicable Materials Declaration Requirements with respect to all Products, including any parts, components or materials used in the Products. This paragraph sets forth Jabil’s sole obligation and Company’s sole remedy with respect to Materials Declaration Requirements.

6.	Jabil Warranty, Exclusive Remedy and Limitation of Damages. Jabil warrants (a) that it will manufacture the Product in accordance with Jabil Workmanship Standards, and (b) that at the time of manufacture, the Product will conform, in all material respects to the Specifications. The above warranty shall remain in effect for a period of [***] from the date any Product is initially delivered to Company or to Company’s designated carrier (“Warranty Period”). This warranty is extended to, and may only be enforced by, Company.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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In accordance with Jabil’s standard return material authorization process and procedure (“RMA”), Jabil will either repair or replace, in its sole discretion, any Product that contains a defect caused by a breach of the warranty set forth in this Section 6 provided that the Product is received within [***] following the end of any applicable Warranty Period (“RMA Product”). If Company desires to return a Product based on a claim of breach of the warranty set forth in this Section 6, Company shall request an RMA number from Jabil. Company shall then consign the alleged defective Product, to Jabil’s designated repair facility at Company’s risk and expense, and specify the Jabil assigned RMA number. Jabil will analyze any such RMA Product and, if a breach of warranty is found (“Defect”), then Jabil will repair or replace the RMA Product within [***] of receipt by Jabil of the RMA Product and all required associated documentation. [***].

THE FOREGOING SHALL CONSTITUTE COMPANY’S SOLE AND EXCLUSIVE REMEDY FOR A BREACH OF THE WARRANTY MADE BY JABIL HEREIN OR ANY OTHER OBLIGATION OF JABIL HEREUNDER. THE WARRANTY SET FORTH IN THIS SECTION 6 IS IN LIEU OF, AND JABIL EXPRESSLY DISCLAIMS, AND COMPANY EXPRESSLY WAIVES, ALL OTHER WARRANTIES AND REPRESENTATIONS OF ANY KIND WHATSOEVER WHETHER EXPRESS, IMPLIED, STATUTORY, ARISING BY COURSE OF DEALING OR PERFORMANCE, CUSTOM, USAGE IN THE TRADE OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, COMPLIANCE WITH MATERIALS DECLARATION REQUIREMENTS, ANY WARRANTY OF MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OR INFRINGEMENT OR MISAPPROPRIATION OF ANY RIGHT, TITLE OR INTEREST OF COMPANY OR ANY THIRD PARTY. COMPANY UNDERSTANDS AND AGREES THAT IT SHALL HAVE FULL AND EXCLUSIVE LIABILITY WITH RESPECT TO ANY PRODUCT, WHETHER FOR PRODUCT DESIGN LIABILITY, PRODUCT LIABILITY, DAMAGE TO PERSON OR PROPERTY AND/OR INFRINGEMENT OR MISAPPROPRIATION OF THIRD PARTY RIGHTS. NO ORAL OR WRITTEN STATEMENT OR REPRESENTATION BY JABIL, ITS AGENTS OR EMPLOYEES SHALL CONSTITUTE OR CREATE A WARRANTY OR EXPAND THE SCOPE OF ANY WARRANTY HEREUNDER.

JABIL’S WARRANTY SHALL NOT APPLY TO ANY PRODUCT JABIL DETERMINES TO HAVE BEEN SUBJECTED TO TESTING FOR OTHER THAN SPECIFIED ELECTRICAL CHARACTERISTICS OR TO OPERATING AND/OR ENVIRONMENTAL CONDITIONS IN EXCESS OF THE MAXIMUM VALUES ESTABLISHED IN APPLICABLE SPECIFICATIONS, OR TO HAVE BEEN THE SUBJECT OF MISHANDLING, ACCIDENT, MISUSE, NEGLECT, IMPROPER TESTING, IMPROPER OR UNAUTHORIZED REPAIR, ALTERATION, DAMAGE, ASSEMBLY, PROCESSING OR ANY OTHER INAPPROPRIATE OR UNAUTHORIZED ACTION OR INACTION THAT ALTERS PHYSICAL OR ELECTRICAL PROPERTIES. THIS WARRANTY SHALL NOT APPLY TO ANY DEFECT IN THE PRODUCT ARISING FROM ANY DRAWING, DESIGN, SPECIFICATION, PROCESS, TESTING OR OTHER PROCEDURE, ADJUSTMENT OR MODIFICATION SUPPLIED AND/OR APPROVED BY COMPANY.

EXCEPT WITH REGARD TO ANY INDEMNITIES SET FORTH HEREIN, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANY OTHER PERSON OR ENTITY UNDER ANY CONTRACT, TORT, STRICT LIABILITY, NEGLIGENCE, OR OTHER LEGAL OR EQUITABLE CLAIM OR THEORY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, LOST REVENUE, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, OR FOR ANY AND ALL OTHER DAMAGES, LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES WHETHER SUCH PARTY WAS INFORMED OR WAS AWARE OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. THE FOREGOING SHALL NOT EXCLUDE OR LIMIT EITHER PARTY’S LIABILITY FOR DEATH OR PERSONAL INJURY RESULTING FROM ITS NEGLIGENCE TO THE EXTENT THAT SUCH LIABILITY CANNOT BY LAW BE LIMITED OR EXCLUDED.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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7.	Jabil Existing Intellectual Property. Jabil shall retain all right, title and ownership to any “Jabil Existing Intellectual Property” that is incorporated into any Product that is prepared as part of the Manufacturing Services or as part of any other work provided pursuant to this Letter Agreement or any other related agreement executed by the Parties. As used herein, the term “Jabil Existing Intellectual Property” means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights owned, developed or obtained by Jabil outside of this Letter Agreement or known by Jabil prior to the execution of this Letter Agreement that are used by Jabil in creating, or are embodied within, any Product, the Manufacturing Services or other work performed under this Letter Agreement.

Upon full payment of all monies due and owing under this Letter Agreement and all other monies due and owing to Jabil pursuant to any other related agreement executed by the Parties, Jabil will grant to Company a worldwide, non-exclusive, fully paid-up, royalty free right and license to the Jabil Existing Intellectual Property only insofar as is required for Company to use, sell or distribute the Product provided as part of the Manufacturing Services performed by Jabil pursuant to this Letter Agreement; provided however, that no license to manufacturing processes and/or manufacturing process improvements shall be granted hereunder.

8.	Jabil Created Intellectual Property. Jabil shall retain all right, title and ownership to any “Jabil Created Intellectual Property” that is incorporated into any Product that is prepared as part of the Manufacturing Services or into any other work provided pursuant to this Letter Agreement or any other related agreement executed by the Parties. As used herein, the term “Jabil Created Intellectual Property” means any discoveries, inventions, technical information, procedures, manufacturing or other processes, software, firmware, technology, know-how or other intellectual property rights created, developed or reduced to practice by or for Jabil in (a) preparing any Product provided pursuant to this Letter Agreement, or (b) which is otherwise embodied within the Manufacturing Services or any other work provided pursuant to this Letter Agreement.

Upon full payment of all monies due and owing under this Letter Agreement and all other monies due and owing to Jabil pursuant to any other related agreement executed by the Parties, Jabil will assign to Company all right, title and interest in and to the Jabil Created Intellectual Property. Company hereby grants to Jabil a worldwide, non-exclusive, fully paid-up, royalty-free right and license in and to the Product and the Jabil Created Intellectual Property.

Jabil Created Intellectual Property and Jabil Existing Intellectual property shall hereinafter be referred to collectively as “Jabil Intellectual Property”.

9.	Manufacturing Rights. In consideration of the transfer by Jabil of the rights to the Jabil Intellectual Property, Company grants Jabil exclusive manufacturing rights for one hundred percent (100%) of Company’s products that contain any Jabil Intellectual Property and/or any Company product containing a “derivative” of the Jabil Intellectual Property. For the purposes of this Letter Agreement, a derivative is defined as “a design that is based in full or in part on the Jabil Intellectual Property”. These manufacturing rights shall remain exclusive for the life of any Company product unless the Parties mutually agree that the term of manufacturing exclusivity shall be for a shorter period as specifically set forth in any other related agreement executed by the Parties. In the event that manufacturing is subsequently transferred to a third party, Company and Jabil shall mutually agree upon the terms and conditions of, and shall use commercially reasonable efforts to facilitate, such transfer. In such event, Company shall, at a minimum, be liable for all monies due Jabil as set forth herein and any other monies due Jabil as set forth in any other related agreement executed by the Parties.

10.

Company Warranty and Indemnification. Company represents and warrants that it has conducted, and will conduct, all patent, trademark and copyright searches necessary to identify and evaluate any potential infringement claims with respect to the Product. Company agrees to indemnify, defend and hold Jabil and its employees, subsidiaries, affiliates, successors and assigns harmless from and against all claims, damages, losses, costs and expenses, including attorneys’ fees, arising from any recall, replacement or impoundment of any Product and any third party claims asserted against Jabil and its employees, subsidiaries, affiliates, successors and assigns that are based in part or in whole on any of the following: (a) Specifications, Company proprietary information and technology, any

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Product, or any intellectual property, information, technology and processes supplied and/or approved by Company or otherwise required by Company of Jabil; (b) actual or alleged noncompliance with any Materials Declaration Requirements; (c) that any item in subsection (a) infringes or violates any patent, copyright or other intellectual property right of a third party, and (d) design or product liability alleging that any item in subsection (a) has caused or will in the future cause damages of any kind. Jabil may employ counsel, at its own expense to assist Jabil with respect to any such claims, provided that if such counsel is necessary because of a conflict of interest with Company or its counsel or because Company does not assume control of the defense of a claim for which Company is obligated to indemnify Jabil hereunder, Company shall bear such expense. Company shall not enter into any settlement that affects Jabil’s rights or interests without Jabil’s prior written approval, which shall not be unreasonably withheld. Jabil will provide such assistance and cooperation as is reasonably requested by Company or its counsel in connection with such indemnified claims.

11.	Confidentiality Obligations. In order to protect both Parties’ proprietary information, intellectual property and technology (“Confidential Information”) the Parties agree that each Party shall use the same degree of care, but no less than a reasonable degree of care, as such Party uses with respect to its own similar information to protect the Confidential Information of the other Party and to prevent any use of Confidential Information other than for the purposes of this Letter Agreement. This Section 11 imposes no obligation upon a Party with respect to Confidential Information which (a) was known to such Party before receipt from the disclosing Party; (b) is or becomes publicly available through no fault of the receiving Party; (c) is rightfully received by the receiving Party from a third party without a duty of confidentiality; (d) is disclosed by the disclosing Party to a third party without imposing a duty of confidentiality on the third party; (e) is independently developed by the receiving Party without a breach of this Letter Agreement; or (f) is disclosed by the receiving Party with the disclosing Party’s prior written approval. If a Party is required by a government body or court of law to disclose Confidential Information, this Letter Agreement or any portion hereof, then such Party agrees to give the other Party reasonable advance notice so that the other Party may seek a protective order or otherwise contest the disclosure.

12.	Term. The term of this Letter Agreement shall begin on the Effective Date and shall end upon final payment to Jabil of all monies due to Jabil under this Letter Agreement. Notwithstanding the foregoing, Sections 2, 4, 5, 6, 7, 8, 9, 10, 11, 12, 16, and 17 herein shall survive the expiration or termination of this Letter Agreement.

13.	Force Majeure. Neither Party will be liable for any delay in performing or for failing to perform its obligations under this Letter Agreement (other than the payment of money) resulting from any cause beyond its reasonable control including, without limitation, acts of God; blackouts; power failures; inclement weather; fire; explosions; floods; hurricanes; typhoons; tornadoes; earthquakes; epidemics; strikes; work stoppages; labor, component or material shortages; slow-downs; industrial disputes; sabotage; accidents; destruction of production facilities; riots or civil disturbances; acts of government or governmental agencies, including changes in law or regulations that materially and adversely impact the Party, and U.S. Government priority orders or contracts; provided that the Party affected by such event promptly notifies (and in no event more than ten (10) business days of discovery of the event) the other Party of the event. If the delays caused by the force majeure conditions are not cured within sixty (60) days of the force majeure event, then either Party may immediately terminate this Letter Agreement. Termination of this Letter Agreement pursuant to this Section 13 shall not affect Company’s obligation to pay Jabil, as set forth herein.

14.	Partial Invalidity. Whenever possible, each provision of this Letter Agreement shall be interpreted in such a way as to be effective and valid under applicable law. If a provision is prohibited by or invalid under applicable law, it shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Letter Agreement.

15.	Notices. All notices, demands and other communications made hereunder shall be in writing and shall be given either by personal delivery, by nationally recognized overnight courier (with charges prepaid), by facsimile or EDI (with telephone confirmation) addressed to the respective Parties at the following addresses:

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Notice to Jabil:	Jabil Circuit, Inc.
10560 Dr. ML King Jr. Street North
St. Petersburg, FL 33716
Facsimile:( )
Attn:

With a copy to:	Jabil Circuit, Inc.
10560 Dr. ML King Jr. Street North
St. Petersburg, FL 33716
Attn: General Counsel

Notice to Company:	Arastra
P.O. Box 10905
Palo Alto, CA 94303

Attn:

With a copy to:

Attn:

16.	Dispute Resolution. Any disputes arising under this Letter Agreement shall be resolved by binding arbitration conducted in Tampa, Florida, according to the procedures set forth in the American Arbitration Code.

17.	Governing Law and Jurisdiction. This Letter Agreement and the interpretation of its terms shall be governed by the laws of the State of Florida, without application of conflicts of law principles. The provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Letter Agreement. The Parties hereby agree that the State and Federal Courts with jurisdiction over disputes arising in Pinellas County, Florida shall have exclusive jurisdiction over any litigation arising hereunder.

Please indicate your acceptance of the terms and conditions set forth herein by executing both copies of this Letter Agreement enclosed and returning to me a fully executed original.

Very truly yours,

(Insert Name and Title)
Jabil Circuit, Inc.

ACCEPTED AND AGREED:

Company

By:

Title:

Date:

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SCHEDULE 1

TO MANUFACTURING SERVICES LETTER AGREEMENT

BETWEEN JABIL AND COMPANY

STATEMENT OF WORK

•	Product Description:

A family of modular and fixed configuration networking hardware

•	Specifications

IPC610D

•	NRE Costs:

Tooling and test development, expedite fees will be quoted separately and will be approved in writing prior to incurring such cost. Such cost shall not exceed the initial estimate agreed upon by Parties unless otherwise mutually agreed, or unless such increase results from changes requested by Company.

•	Components and Materials Requirements:

Order PCBA’s components to Jabil order lead time based on Arastra forecast with long lead time approval, MOQ upon receipt of Arastra PO. All components will be stored as Arastra consigned inventory.

Final assembly and test consigned materials will be consigned directly from Company.

•	Test Procedures:

100% x-ray and Flying Probe PO through P1 builds (as per Arastra specifications)

•	Packaging and Shipping Specifications:

Jabil will design based on the Industry standard

•	Suppliers Designated by Company:

Supplier will procure components only from Company or Company’s authorized vendors. Company will provide Supplier with an approved vendor list for each phase of Product manufacture. Supplier will not procure Components from alternate vendors or deviate from approved vendor list without Company’s prior written approval.

•	Shipments and Deliveries:

Company will take ownership at the FOB point, which shall be Supplier’s manufacturing site at the point of back flush. Company will instruct Supplier to ship directly from Supplier’s manufacturing site to Company or its customers, risk of loss or damage to Products shall vest in Company when the Product leaves the Supplier’s manufacturing site.

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•	Cancellation of Order:

Company shall be liable for cost incurred by Supplier; Supplier shall use its best effort to minimize Company’s Cancellation liability. Work in progress, completed PCBAs and finished goods will be provided by Supplier within five (5) business days of notification of Order cancellations. Company will instruct Supplier to ship or scrap finished goods, WIP and component inventory and reimburse Supplier for all costs actually and reasonably incurred by Supplier.

•	RMA:

Supplier will charge a fee for processing an unopened return which equates to 100% of the current value add price for the product returned and a fee for an undispatched unit which equates to 100% of the value add rate.

•	PCBA Requiring Multiple BGA Replacements:

Supplier will process PCBA through no more than three (3) replacement cycles. If component replacement is due to non-manufacturing issue, Company will be liable for the cost of the PCBA.

•	Payment Terms:

Company will pay Supplier invoices for Products and NRE charges net thirty (30) days from date of Invoice.

•	Prototype Services:

Supplier will perform Prototype Services and deliver any Prototype deliverables to Company in accordance with the agreed Upon Prototype schedule and any accepted Order(s) applicable to such Prototype deliverables. Supplier will deliver each such build within five (5) business days of commencing production of the prototype, unless otherwise agreed, assuming that no delaying ECO’s are issued or test gates encountered and that the Prototype build is of reasonable volume and complexity, deliver a DFM report to Company within five (5) business days after delivering a Prototype build to COMPANY, unless otherwise agreed and respond to ECO’s issued by Company within 72 hours.

•	Pricing:

The parties will agree in writing upon pricing for Prototype builds and services (Attachment 1-not finalized). Included in this pricing will be a costed bill of materials with a [***]% material margin, which includes material handling, scrap and freight. Other additional pricing details are provided in attachments

•	Final Assembly and Test:

Supplier will provide Final Assembly and Test for a flat fee. Supplier will perform process with materials that will be consignee from the Company. Supplier will perform and maintain the highest level of inventory accuracy for these materials, reporting to Company all material usage, scrap etc. as part of the process. Reconciliation of materials used will be conducted at the complete of project.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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SCHEDULE 2

TO MANUFACTURING SERVICES LETTER AGREEMENT

BETWEEN JABIL AND COMPANY

Rescheduled Delivery, Cancellation of Orders and Letter Agreement Termination/Expiration Charges

Company may request Jabil to reschedule the delivery date for Product(s) and cancel pending orders in accordance with this schedule. The charges to Company for deferring or accelerating delivery of an order (rescheduled), cancellation of an order or termination or expiration of this Letter Agreement for any reason are outlined below:

Days Prior to Delivery Date	Reschedule Terms	Cancellation/Termination/Expiration Liability
0-30 Days	Company may not reschedule an order within 30 days of the delivery date without payment in full for the order.	Company may not cancel an order to be delivered within 30 days of the applicable delivery date without payment to Jabil in full for the order.

Company shall be responsible for all costs of all inventory resulting from a reschedule, cancellation, termination or expiration. Where applicable, carry costs will be billed on a monthly basis and based on the prime rate as announced in The Wall Street Journal as of the date of reschedule (the prime rate shall be adjusted on the first business day of each calendar month thereafter for as long as the rescheduled order is maintained in inventory) plus [***] percent ([***]%) per annum and shall be applied to the inventory applicable to the rescheduled or cancelled order. Reschedules in excess of the maximum deferred quantity or period (set forth above) will be considered cancellations and subject to applicable cancellation charges. Reschedules and cancellations may result in revised product pricing. In addition to the costs set forth above, Company shall also be liable for the applicable depreciation (determined in accordance with U.S. Generally Accepted Accounting Principles) for the period of time any piece of equipment is idle as a result of the reschedule, cancellation, termination or expiration for up to six months from the date of cancellation, termination or expiration.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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SCHEDULE 3

TO MANUFACTURING SERVICES LETTER AGREEMENT

BETWEEN JABIL AND COMPANY

CURRENCY POLICY

1) Jabil will invoice in US dollars as agreed with Company in Section 7.1 of the Agreement, and remain fixed in that currency unless otherwise mutually agreed by both parties in writing.

2) For materials that are purchased outside of the currencies identified in Section 7.1 of the Agreement, pricing will be reset quarterly based on calendar quarters.

3) Currency process:

a. On or before the third Monday of each calendar month, Company will inform Jabil of purchase volumes per site for month +1, +2, +3, and +4 from the Build Schedule Forecast as specified in Section 3 of the Agreement.

b. For the purpose of establishing invoice prices, the exchange rates will be derived from the sources specified in paragraph 5 below on the second to last Thursday of the last month of each calendar quarter (i.e. March, June, September and December).

c. In case Company has not delivered the information as per 3(a), Jabil shall take the information as communicated during previous month unless this information is in the meantime changed and communicated to Jabil in writing.

d. Jabil will inform the Company outsourcing or relationship manager on a monthly basis if the Company organization is not complying with 3(a).

4) Every three (3) months, Jabil and Company will meet to establish the invoice prices for the next three (3) month period. The invoice prices are established based on the following principles:

a. Bill of Material components and Value Add, which are priced in various currencies are recalculated into the invoicing currency at the exchange rates as established under paragraph 5 below.

b. In general, the parties agree that under the Agreement, there will be a reconciliation process for realized foreign currency gains and losses which will be based on such gains and losses exceeding XX.0% for the Calendar Quarter.

5) Calculation method:

a. All references to “month” in this section shall be read as “calendar month.”

b. The following details how certain currencies will be established:

Euro Based Currencies

The Euro outright forward contract rates are calculated as follows (i) spot rate against Euro as defined by the European Central Bank (www.ECB.int) as at the second to last Thursday of the month plus (ii) the average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Euro Spot Forward Against

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the Euro” published by the Financial Times (“FT”) on the second to last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (1) month and three (3) month forward rates divided by two based on the FT.

United States Dollar Based Currencies

Rates against United States Dollar are calculated as follows (i) spot rate against United States Dollar calculated through cross rate based on the rate as defined by the European Central Bank (www.ECB.int) as at the second to last Thursday of the month plus (ii) the average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Dollar Spot Forward Against the Dollar” published by the FT on the second to last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (1) month and three (3) month forward rates divided by two based on the FT.

Indian Rupee

Rates for Indian Rupees are calculated as follows (i) spot rate against United States Dollar or Euro as defined by the Reserve Bank of India (www.rbi.org.in) as at the second to last Thursday of the month plus (ii) average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Dollar Spot Forward Against the Dollar” or “Euro Spot Forward Against the Euro”, respectively (as applicable), published by the FT on the second to last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (1) month and three (3) month forward rates divided by two based on the FT.

Brazilian Real

The Brazilian Real is an exception. The forward rates will be as published on the second to last Thursday of the month by Bolsa de Mercadorias e Futuros (“BMF”) (www.bmf.com.br) for the referential rates of exchange of Brazilian Real against United States Dollar as at the second to last Wednesday of the month. The average rate is determined from the one (1) month, two (2) month and three (3) month forward rates divided by three based on the BMF rates

The spot for Brazilian Real, if necessary, will be calculated as the average between bid and offer rates as published by the Central Bank of Brazil (www.bcb.gov.br) for the closing rate for the exchange of Brazilian Real against United States Dollar as at the second to last Wednesday of the month.

Mexican Peso

The spot rate for Mexican Peso, if necessary, will be established as the Auction Exchange Rate as published by the Bank of Mexico (www.banxico.org.mx) for the Average closing rate for the exchange of Mexican Peso against the United States Dollar as at the second to last Wednesday of the month plus (ii) average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Dollar Spot Forward Against the Dollar” or “Euro Spot Forward Against the Euro”, respectively (as applicable), published by the FT on the second to last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (1) month and three (3) month forward rates divided by two based on the FT.

Malaysian Ringgit

Rates for Malaysian Ringgits are calculated as follows (i) spot rate against United States Dollar or Euro as the Latest Published Rate at 1600 HR published by the Bank of Negara Malaysia (www.bnm.gov.my) as at the second to last Thursday of the month plus (ii) average forward points for two (2) months as calculated by the difference between forward minus spot rate from the table “Dollar Spot Forward Against the Dollar” published by the FT on the second to

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last Thursday of the month for the closing values of the second to last Wednesday of the month of WM/Reuters. The average rate is determined from the one (1) month and three (3) month forward rates divided by two based on the FT. The Euro forward points will be calculated from the cross rates of United States Dollar and Euro forward rates.

Chinese Renminbi

Rates for the Chinese Renminbi will be determined via a mutually agreeable process until publicly available websites are able to provide both the spot and forward rates as applicable.

Other Currencies

For other currencies not defined above, a mutually agreed process of establishing such rates will be defined.

Arastra Cost template

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Arastra

NPI Product Assembly and Test

1.	Board level assembly will include SMT, Pin Thru-Hole and Mechanical.

2.	Board level test will include Flying Probe and 5DX

3.	Minimum lot charge of [***]K (for placement charges). See attached spreadsheet under Arastra Cost template

4.	Standard delivery is 5 days from “Clean to Start” (All material and documentations issues resolved).

5.	Faster delivery (3 Day or 1 Day) are available.

NPI Product Assembly and NRE Charges

1.	NRE Charge for NPI staffing support at $[***] per month (See attached detail).

2.	See attached CPP rate under Arastra cost template

3.	Tooling NRE charges may be required and billed separately for the following:

See attached under Arastra Cost template

NPI Material Management

1.	Material will be invoiced to Arastra on Monday based on the prior week’s receipts at Jabil South and will incur a material handling charge equal to 5.0% of material value.

2.	All Arastra purchased material will be held as consigned inventory at Jabil South.

3.	Arastra can expect a material attrition rate of between 1% and 2% during SMT manufacturing.

NPI IL STAFFING

Arastra	2/1/2007
See Jabil Rate Basis below	Monthly Rate	Mar-07	Apr-07	May-07
Project Management	28,908	10%	10%	10%
Project Engineer	13,927	20%	20%	20%
Quality Engineer	11,360
Industrial Engineer	11,017
Test Engineer	11,125
Test Technician	8,505
Master Scheduler	7,745	0%	0%	0%
Buyer	9,241	70%	70%	70%
Documentation Control Analyst	7,745	20%	20%	20%
Manufacturing Supervisor	12,976
Inventory Analyst	5,415
MONTHLY SUPPORT		$13.694	$13,694	$13,694

JABIL Rate Basis—

The charge per individual IL position is computed by summing the salaries of the employees in the department, including support positions for that department, and dividing that number by the total number of IL that directly support programs (allocable heads). The costs also include a G&A allocation which covers Plant Finance & Accounting, Administration, MIS.

Note: These rates do not include services provided by Jabil Design Services or Jabil Test Development Services.

***	Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.